Exhibit 99.4

Sender: Giovanni Colella
To: Team at Castlight
Subject: Company update

Dear Family—

I am excited about today’s announcement and what it means to all of us Castlighters. I encourage you to read the press release and listen to our webcast as both include a lot of information about why we decided to combine with Jiff and our joint plans for the journey ahead.

One change that we shared in the announcement is that I will become executive chairman when the transaction closes. When this happens, I will continue to support Castlight by focusing on deepening key partner and customer relationships. Until then, I plan to be around as much as ever and look forward to spending a lot of time together as we embark on this exciting new phase for Castlight and Jiff together.

I am very proud of what we have accomplished together during my time as CEO, including establishing a solid foundation for the new, larger business to grow together and thrive.

From a business perspective, I believe the combination with Jiff will set us up for accelerated growth and greater long-term success.

From a technology perspective, it will combine two highly complementary solutions into the most comprehensive health benefits platform in the industry.

From a customer perspective, it brings us even closer to our mission of empowering employees and their families to make the best choices for their health, and for benefits and HR leaders to make the most of their health benefits.

And from a people perspective, it brings together an exceptionally talented group of employees to transform healthcare.

Finally, it is gratifying that at a transformational moment like this one for our business I can hand over the reigns to a Castlighter we all know and trust to lead us into the future. John Doyle embodies the spirit of our company and is exactly the right person to ensure that we embrace our new colleagues from Jiff as full partners in building a truly iconic company. I look forward to spending time with all of you very soon.

I’ll see you at tomorrow’s holiday party!

Ciao,
Gio

P.S. Because this transaction involves the issuance of Castlight securities, we must provide the following information:

                IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

                In connection with the proposed transaction between Castlight Health, Inc. (“Castlight”) and Jiff, Inc. (“Jiff”), Castlight intends to file a registration statement on Form S-4 with the Securities and Exchange Commission ("SEC").  This registration statement will contain a joint proxy statement/prospectus/information statement and relevant materials concerning the proposed transaction.  Additionally, Castlight intends to file with the SEC other relevant materials in connection with the proposed transaction. After the registration statement is declared effective by the SEC, Castlight and Jiff will deliver a definitive joint proxy statement/prospectus/information statement to their respective stockholders. STOCKHOLDERS OF CASTLIGHT AND JIFF ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov. Documents will also be available for free from Castlight at www.castlighthealth.com.

                This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities in connection with the proposed transaction shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

                Castlight and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Castlight’s stockholders with respect of the matters relating to the proposed transaction. Jiff and its officers and directors may also be deemed a participant in such solicitation. Information regarding any interest that Castlight, Jiff or any of the executive officers or directors of Castlight or Jiff may have in the proposed transaction with Jiff will be set forth in the joint proxy statement/prospectus/information statement that Castlight intends to file with the SEC in connection with its stockholder vote on matters relating to the proposed transaction. Information about the directors and executive officers of Castlight, including their respective interest in security holding of Castlight, is set forth in the proxy statement for Castlight’s 2016 Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2016. Stockholders may obtain additional information regarding the interest of such participants by reading the definitive joint proxy statement/prospectus/information statement regarding the proposed transaction when it becomes available. These documents can be obtained free of charge from the sources indicated above.